Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Third Quarter 2009 Results

NEW YORK, October 21, 2009 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the third quarter of 2009 decreased 22.5% to $165.6 million from $213.6 million in the third quarter of 2008. Omnicom’s diluted net income per common share in the third quarter of 2009 decreased 22.1% to $0.53 per share from $0.68 per share in the third quarter of 2008.

Worldwide revenue decreased 14.4% to $2,837.6 million from $3,316.2 million in the third quarter of 2008. Domestic revenue for the third quarter of 2009 decreased 13.2% to $1,491.2 million compared to $1,718.0 million in the third quarter of 2008. International revenue decreased 15.8% to $1,346.4 million compared to $1,598.2 million in the third quarter of 2008.

Omnicom’s net income for the nine months ended September 30, 2009 decreased 22.7% to $563.5 million from $729.3 million in the same period in 2008. Omnicom’s diluted net income per common share for the nine months ended September 30, 2009 decreased 21.1% to $1.80 per share in 2009 from $2.28 per share in the same period in 2008.

Worldwide revenue for the nine months ended September 30, 2009 decreased 15.4% to $8,454.9 million from $9,988.5 million in the same period in 2008. Domestic revenue for the nine months ended September 30, 2009 decreased 11.4% to $4,548.0 million from $5,130.5 million in the same period in 2008. International revenue for the nine months ended September 30, 2009 decreased 19.6% to $3,906.9 million from $4,858.0 million in the same period in 2008.

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended September 30,	2009	2008
Revenue	$2,837.6	$3,316.2
Operating expenses	2,542.8	2,942.8

Operating profit	294.8	373.4
Net interest expense	28.9	20.7

Income before income taxes	265.9	352.7
Income tax expense	90.5	118.2
Income from equity method investments	7.3	6.8

Net Income	182.7	241.3
Less: Net income attributed to noncontrolling interests (a)	(17.1)	(27.7)

Net Income - Omnicom Group Inc. (a)	$165.6	$213.6

Net Income per common share - Omnicom Group Inc. (b)
Basic	$0.53	$0.68
Diluted	$0.53	$0.68
Weighted average shares (in millions) (b)
Basic	308.6	309.1
Diluted	311.6	310.3
Dividend declared per common share	$0.15	$0.15

(a)	On January 1, 2009, we retrospectively adopted revisions to ASC Topic 810 Consolidation - Noncontrolling Interest in a Subsidiary. In accordance with the presentation requirements of ASC Topic 810, we modified the format of our consolidated statement of income to conform to the disclosure requirements of the revised guidance.

(b)	On January 1, 2009, we adopted revisions to ASC Topic 260 Earnings per Share - Participating Securities and the Two-Class Method, which provides that all outstanding unvested share-based payments that contain rights to non-forfeitable dividends participate in the undistributed earnings with the common shareholders and are therefore participating securities. Companies with participating securities are required to apply the two-class method in calculating basic and diluted earnings per share. On adoption of the revised guidance, we retrospectively restated basic and diluted Net Income per Common Share - Omnicom Group Inc. for each period presented. The adoption reduced Net Income, for the purposes of the basic and diluted net income per common share for the three months ended September 30, 2009 and 2008, by $1.8 million and $3.1million, respectively.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Nine Months Ended September 30,	2009	2008
Revenue	$8,454.9	$9,988.5
Operating expenses	7,479.6	8,747.5

Operating profit	975.3	1,241.0
Net interest expense	72.1	50.4

Income before income taxes	903.2	1,190.6
Income tax expense	308.9	400.6
Income from equity method investments	20.5	26.0

Net Income	614.8	816.0
Less: Net income attributed to noncontrolling interests (a)	(51.3)	(86.7)

Net Income - Omnicom Group Inc. (a)	$563.5	$729.3

Net Income per common share - Omnicom Group Inc. (b)
Basic	$1.81	$2.29
Diluted	$1.80	$2.28
Weighted average shares (in millions) (b)
Basic	308.0	315.0
Diluted	309.5	316.6
Dividend declared per common share	$0.45	$0.45

(a)	On January 1, 2009, we retrospectively adopted revisions to ASC Topic 810 Consolidation - Noncontrolling Interest in a Subsidiary. In accordance with the presentation requirements of ASC Topic 810, we modified the format of our consolidated statement of income to conform to the disclosure requirements of the revised guidance.

(b)	On January 1, 2009, we adopted revisions to ASC Topic 260 Earnings per Share - Participating Securities and the Two-Class Method, which provides that all outstanding unvested share-based payments that contain rights to non-forfeitable dividends participate in the undistributed earnings with the common shareholders and are therefore participating securities. Companies with participating securities are required to apply the two-class method in calculating basic and diluted earnings per share. On adoption of the revised guidance, we retrospectively restated basic and diluted Net Income per Common Share - Omnicom Group Inc. for each period presented. The adoption reduced Net Income, for the purposes of the basic and diluted net income per common share for the nine months ended September 30, 2009 and 2008, by $6.6 million and $9.0 million, respectively.